EXHIBIT 11.1

                        ACE*COMM CORPORATION
                 COMPUTATION OF NET INCOME PER SHARE
                         SEPTEMBER 30, 1997
                            (Unaudited)

                                                                            Three Months               Three Months
                                                                                Ended                      Ended
                                                                           Sept. 30, 1997             Sept. 30, 1997
                                                                           --------------             --------------

Weighted average common shares outstanding............................          8,596,044                  4,831,653

Add: Conversion of mandatorily redeemable Series C preferred stock....                 --                  1,530,950

Add: Conversion of common stock options (treasury stock method).......            580,650                    959,113
                                                                           --------------             --------------

Total weighted average common and common equivalent shares............          9,176,694                  7,321,716

Net income............................................................       $    800,344              $     538,955
                                                                           --------------             --------------

Net income per share (pro forma for the three months ended
  September 30, 1996).................................................       $       0.09              $        0.07
                                                                           --------------             --------------
                                                                           --------------             --------------

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Note: There is no material difference between primary and fully-diluted income per share. Therefore, only primary income per share is presented.